EXHIBIT G                      INVESTORS AGREEMENT

          INVESTORS AGREEMENT (this "Agreement"), dated April 30, 1997, by and between FOHP, Inc., a New Jersey corporation (the "Company"), and Foundation Health Systems, Inc., a Delaware corporation formerly known as Health Systems International, Inc. (the "Investor").

                              W I T N E S S E T H:

          WHEREAS, the parties hereto have entered into the Amended and Restated Securities Purchase Agreement, dated February 10, 1997, as amended by the amendment thereto, dated as of March 13, 1997 (as so amended, the "Amended Purchase Agreement"), pursuant to which, among other things, the Company will issue and sell to the Investor convertible debentures in the aggregate principal amount of approximately $50,000,000 (the "Debentures") which are convertible into an aggregate of up to 71 % of the common stock of the Company, calculated on a fully-diluted basis, subject to adjustment under certain circumstances; and

          WHEREAS, the parties hereto desire to enter into this Agreement for the purposes, among other things, of establishing the mechanism for nominating and voting for members of the Board of Directors of the Company.

          NOW, THEREFORE, in consideration of the premises and the mutually dependent covenants and agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1. Designation of Investor Nominees. During the term of this Agreement, the Investor shall have the right to designate such number of nominees for election to the Board of Directors of the Company as is provided in
Section 6.1.6 of the Debentures and Article III of the Company's By-Laws (the "Investor Nominees").

          2. Acknowledgment of Non-Investor Nominees. The Investor hereby acknowledges that Article III of the By-Laws of the Company currently requires, and may require in the future, that the Board of Directors of the Company include persons who are not designated by the Investor (the "Non-Investor Nominees"). Except as otherwise contemplated by the By-laws of the Company, the Investor acknowledges that all such Non-Investor Nominees shall be nominated by a majority of the directors who are then Non-Investor Nominees (the "Independent Designated Non-Investor Nominees"). During the term of this Agreement, the Investor further agrees that it will not and will cause its designees to the Company's Board of Directors (in their position as members of the full Board of Directors or committees thereof) not to, take any action to nominate any Non-Investor Nominees who are not Independent Designated Non-Investor Nominees.

          3. Voting, Removal and Increase in Number of Directors. During the term of this Agreement, the Investor shall not vote any of its shares of common stock of the Company, or any other voting securities of the Company over which the Investor has voting control, for any nominees to the Company's Board of Directors other than the Investor Nominees and the Independent Designated Non-Investor Nominees. The number of directors may be increased in accordance with
Article III of the Company's By-Laws.

          4. Compliance with Agreement. After such time as the Investor may become a controlling person of the Company, each of the Company and the Investor shall take, or cause to be taken, and to do, or cause to be done, all things necessary or advisable within such party's control to consummate and make effective the intent of this Agreement, including without limitation to call all special and annual meetings necessary to elect directors.

          5. Term of Agreement. This Agreement shall terminate at the earlier to occur of (i) such time as the Investor shall own no common stock of the Company, and no securities of the Company exercisable or convertible into shares of common stock of the Company and (ii) such time as Article III of the By-Laws has been amended to delete the requirement that directors be elected to the Company's Board of Directors who are not designees of the Investor. Nothing contained in this Section shall affect or impair any rights or obligations arising after the date hereof but prior to the time of the termination of this Agreement, or which may arise as a result of an event causing the termination of this Agreement.

          6. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Investor, and their respective successors and assigns.

          7. Complete Agreement. This Agreement, the Amended Purchase Agreement, the Debentures and the Company's By-Laws contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written communications, negotiations, understandings and agreements between the parties hereto. This Agreement may not be amended, changed, waived or terminated, in whole or in part, without a written instrument signed by the Company and the Investor.

          8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

          9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                   FOHP, INC.


                                   By:___________________________
                                        Donald Parisi
                                        Acting President and Chief Executive
                                        Officer and General Counsel

                                   FOUNDATION HEALTH SYSTEMS, INC.



                                   By:__________________________
                                      Name:
                                      Title: